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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                           Netsol International, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NETSOL INTERNATIONAL REPORTS THAT VOTES ARE STILL BEING
TABULATED IN PROXY AND CONSENT SOLICITATION CONTEST

CALABASAS, Calif.--(BUSINESS WIRE)--June 11, 2001--NetSol International, Inc. (NASDAQ: NTWK, www.netsol-intl.com) today announced that votes are still being counted in connection with its June 19, 2001 shareholder meeting and the related consent solicitation. "We are confident that a majority of NetSol's shareholders will believe in our ability to run the Company, and will vote with us," stated Najeeb Ghauri, Chief Executive Officer of the Company. "The Company does not believe that the insurgent shareholder group is following state or federal law, and believes that when the dust settles the insurgent group will have less than 50% of the vote," added Ghauri. Irfan Mustafa, the Company's chairman of the board of directors, went on to say "At this time I would like to re-assure all of our loyal shareholders, customers and employees worldwide that we intend to conduct business as usual at Netsol International and all of its subsidiaries." In conclusion, Ghauri stated, "We are looking forward to the June 19th special meeting where we intend to demonstrate that we enjoy support from a majority of our shareholders."

The Company filed its definitive proxy materials with the SEC in connection with the special meeting to be held June 19, 2001 in response to NetSol Shareholder Group LLC's request to expand the Company's board of directors from eight to fifteen members and fill the newly created vacancies with its hand picked nominees. The Company's board of directors urges its shareholders to contact MacKenzie Partners, Inc. at (800) 322-2885 or proxy@mackenziepartners.com for more information. The Company's board of directors also urges its shareholders to read the entire proxy statement because it contains important information.

NetSol International Inc. is an ISO-9001 certified software developer in the global information technology industry. With an international workforce of more than 400 employees, NetSol specializes in software development, proprietary and asset-based leasing and finance programs, IT consulting, and creation of eBusiness and Web-based solutions for a growing list of blue-chip customers worldwide. Clients include Daimler Chrysler Taiwan; Mercedes Benz Financing, Australia; Mercedes Benz Leasing, Thailand; CFS Groups U.K., St. George Bank, Australia; GMAC in Australia, and Debis Porfolio Systems, U.K. For more information about NetSol and its subsidiaries, visit the company's web site at www.netsol-intl.com.

Safe Harbor Statement

This release contains forward looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions identify forward looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress

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and costs of the development of products and services and the timing of the market acceptance of those products and services. A more detailed description of certain factors that could affect actual results include those factors discussed in the Company's filings with the United States Securities and Exchange Commission, including its annual report on Form 10-KSB and quarterly reports on Form 10-QSB. NetSol International Inc. undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrences of unanticipated events. Readers are cautioned not to put undue reliance on forward-looking statements, which speak only as of the date of this release. The company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or for any other reason.

CONTACT:
     Cramer-Krasselt
     Amy Dolnick, 312/616-3823
     adolnick@c-k.com